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EXHIBIT 5.1 OPINION OF COUNSEL

WEED & CO., LLP
4695 MacARTHUR COURT, SUITE 1430, NEWPORT BEACH, CALIFORNIA 92660-2164
TELEPHONE (949) 475-9086 FACSIMILE (949) 475-9087

February 9, 2004

Board of Directors
Centiv Inc.
998 Forest Edge Drive
Vernon Hills, IL 60061

Re:
Form S-8 Registration Statement Opinion of Counsel

Gentlemen:

        I have acted as a special counsel for Centiv, Inc., a Delaware corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, (the "Act") of a registration statement on Form S-8 (the "Registration Statement"), relating to the offer and sale of 10,000,000 shares of Common Stock, $.001 par value (the "Common Stock") to plan participants under the Company's 2004 Non-Qualified Stock and Stock Option Plan ("Stock Plan"), in consideration for services performed and to be performed on behalf of the Company under the terms and conditions of the Stock Plan and written agreements.

        As special counsel for the Company, we have examined the Company's Articles of Incorporation, bylaws, minute book, and certain other corporate records. For the purpose of the opinions expressed below, I have also examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the Common Stock in this offering.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Stock Plan, the written agreements and the Registration Statement and related prospectus, will be validly issued, fully paid and non-assessable.

Very truly yours,

/s/ Weed & Co. LLP
Weed & Co. LLP

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  EXHIBIT 5.1 OPINION OF COUNSEL